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                                                                     Exhibit 5.1

                        MeriStar Hospitality Corporation
                           1010 Wisconsin Avenue, N.W.
                             Washington, D.C. 20007





                                  June 25, 2001




MeriStar Hospitality Operating Partnership, L.P.
MeriStar Hospitality Finance Corp.
c/o MeriStar Hospitality Corporation
1010 Wisconsin Avenue, N.W.
Washington, D.C.  20007

                       Registration Statement on Form S-4

Ladies and Gentlemen:

                  I am Vice President, Legal of MeriStar Hospitality Corporation, a Maryland corporation, and have acted as counsel for the Co-Registrants (as defined below) in connection with the Registration Statement on Form S-4 (the "Registration Statement") filed by MeriStar Hospitality Operating Partnership, L.P., a Delaware limited partnership (the "Company"), MeriStar Hospitality Finance Corp., a Delaware corporation (the "Co-Issuer" and, together with the Company, the "Issuers"), and certain other registrants (the "Guarantors" and, together with the Issuers, the "Co-Registrants") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act"), and the rules and regulations under the Act. I have been requested to render my opinion as to the legality of the securities being registered under
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the Registration Statement. The Registration Statement relates to the registration under the Act of $300,000,000 aggregate principal amount of the Issuers' 9% Senior Notes due 2008 (the "Seven Year Notes"), $200,000,000 aggregate principal amount of the Issuers' 9% Senior Notes due 2011 (the "Ten Year Notes" and, collectively with the Seven Year Notes, the "Exchange Notes") and the guaranties of the Exchange Notes by the Guarantors (the "Guarantees"). The Exchange Notes are to be offered in exchange for the Issuers' outstanding 9% Senior Notes due 2008 and the Issuers' outstanding 9-1/8% Senior Notes due 2011 (collectively, the "Existing Notes") issued and sold by the Issuers on January 26, 2001 in an offering exempt from registration under the Act. The Exchange Notes will be issued by the Issuers in accordance with the terms of the Indenture, dated as of January 26, 2001 (the "Indenture"), among the Issuers, the Guarantors and U.S. Bank Trust National Association, as trustee. Capitalized terms used in this opinion and not otherwise defined shall have the respective meanings ascribed to them in the Registration Statement.

               In connection with this opinion, I have examined originals, conformed copies or photocopies, certified or otherwise identified to my satisfaction, of the following documents (collectively, the "Documents"):

               (i) the Registration Statement (including its exhibits);

               (ii) the Indenture, included as Exhibit 4.3 to the Registration Statement;

               (iii) the proposed form of the Seven Year Notes, included as
Exhibit 4.1 to the Registration Statement;
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               (iv) the proposed form of the Ten Year Notes, included as Exhibit
4.2 to the Registration Statement;


               (v) the Registration Rights Agreement, dated as of January 19, 2001 (the "Initial Purchaser Registration Rights Agreement"), among the Issuers, the Guarantors and Lehman Brothers, Inc. and SG Cowen Securities Corporation, included as Exhibit 4.4 to the Registration Statement; and

               (vi) the Registration Rights Agreement, dated as of January 19, 2001 (the "Investor Registration Rights Agreement" and, together with the Initial Purchaser Registration Rights Agreement, the "Registration Rights Agreements"), among the Issuers, the Guarantors and certain other parties thereto, included as Exhibit 4.5 to the Registration Statement.

               I have also made those other legal and factual examinations and inquiries as I have deemed necessary or appropriate to render the opinions expressed below.

               In my examination of the Documents and in rendering my opinions, I have assumed, without independent investigation, (i) the enforceability of the Documents against each party to them (other than the Co-Registrants), (ii) that the Exchange Notes and the Guarantees will be issued in accordance with the Indenture as described in the Registration Statement, duly authenticated by the Trustee in accordance with the Indenture and in the form reviewed by me and that any information omitted from the form will be properly added, (iii) the authenticity of all documents submitted to me as originals, (iv) the conformity to the original documents of all documents submitted to me as certified, photostatic, reproduced or conformed copies of validly existing agreements or other documents, (v) the authenticity of all the latter documents and (vi) that the
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statements regarding matters of fact in the certificates, records, agreements, instruments and documents that I examined are accurate and complete.

               Based upon the above, and subject to the stated assumptions, exceptions and qualifications, I am of the opinion that, when issued, authenticated and delivered in accordance with the terms of the Indenture and against exchange for the Existing Notes in accordance with the terms set forth in the Registration Rights Agreements, the Exchange Notes will be legal, valid and binding obligations of the Issuers, enforceable against the Issuers in accordance with their terms, and the Guarantees will be legal, valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms, except in each case as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium and other similar laws affecting creditors' rights generally and general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

               My opinions expressed above are limited to the laws of the State of New York, the federal laws of the United States of America and the judicial decisions interpreting the same. My opinion is rendered only with respect to the laws, and the rules, regulations and orders under them, that are currently in effect.
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               I hereby consent to the use of my name in the Registration
Statement and in the prospectus contained in the Registration Statement as it appears under the caption "Legal Matters" and to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I come within the category of persons whose consent is required by the Act or by the rules and regulations promulgated under it.


                                                  Very truly yours,

                                                   /s/ Christopher L. Bennett
                                                   ---------------------------
                                                   Christopher L. Bennett
                                                   Vice President, Legal